70 West Madison Street, Suite 3100 Chicago, Illinois 60602-4207 312.372.1121 • Fax 312.827.8000

April 27, 2007

As counsel for Pearl Mutual Funds (the “Registrant”), we consent to the incorporation by reference of our opinion dated June 12, 2001, for each of the Registrant’s series designated Pearl Total Return Fund and Pearl Aggressive Growth Fund, filed with pre-effective amendment no. 2 to the Registrant’s registration statement on Form N-1A, Securities Act File No. 333-53390 as filed on June 15, 2001.

In giving this consent we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

/s/ Bell, Boyd & Lloyd LLP

chicago • washington